CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Maximum aggregate offering price	Amount of registration fee(1) (2)
Contingent Absolute Return Autocallable Optimization Securities Linked to the common stock of FireEye, Inc.	$4,767,500	$553.99
Contingent Absolute Return Autocallable Optimization Securities Linked to the common stock of Expedia, Inc.	$1,062,000	$123.40

(1)	Calculated in accordance with Rule 457(r) of the Securities Act.
(2)
Pursuant to Rule 457(p) under the Securities Act, the $2,334,572.30 remaining of registration fees previously paid with respect to unsold securities registered on Registration Statement File No. 333-172554, filed on March 2, 2011 by Citigroup Funding Inc., a wholly owned subsidiary of Citigroup Inc., is being carried forward, of which $677.39 is offset against the registration fee due for this offering and of which $2,333,894.91 remains available for future registration fee offset.  No additional registration fee has been paid with respect to this offering.

Pricing Supplement No. 2014—CMTNG0297 to Product Supplement No. EA-02-03 dated November 13, 2013,
Prospectus Supplement and Prospectus each dated November 13, 2013
Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-192302
Dated November 25, 2014
Citigroup Inc. Contingent Absolute Return Autocallable Optimization Securities

$4,767,500 Securities Linked to the Common Stock of FireEye, Inc. Due December 4, 2015
$1,062,000 Securities Linked to the Common Stock of Expedia, Inc. Due December 4, 2015
Investment Description
Contingent Absolute Return Autocallable Optimization Securities (the “Securities”) are unsecured, unsubordinated debt securities issued by Citigroup Inc. (the “Issuer”) linked to the performance of the shares of common stock of a specific company (the “Underlying Shares”).  If the closing price of the applicable Underlying Shares is greater than or equal to their closing price on the Trade Date (the "Starting Price") on any Valuation Date (which will occur first on February 25, 2015 and then quarterly thereafter as described on page PS-4 of this pricing supplement), including the Final Valuation Date, we will automatically call the Securities and pay you a Call Price equal to the stated principal amount per Security plus a Call Return based on the applicable Call Return Rate.  The Call Return increases the longer the Securities are outstanding, as described below, based on a fixed Call Return Rate.  If by maturity the Securities have not been called and the closing price of the applicable Underlying Shares is greater than or equal to the applicable Trigger Price on the Final Valuation Date, we will repay the stated principal amount of your Securities plus pay you a return at maturity equal to the absolute value of the percentage decline in the closing price of the applicable Underlying Shares from the Trade Date to the Final Valuation Date (the “Contingent Absolute Return”).  However, if by maturity the Securities have not been called and the closing price of the applicable Underlying Shares is less than the applicable Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply, and you will receive less than the stated principal amount of your Securities, and possibly nothing, at maturity, resulting in a loss that is proportionate to the decline in the closing price of the applicable Underlying Shares from the Trade Date to the Final Valuation Date, up to a 100% loss of your investment.

Investing in the Securities involves significant risks.  You will not receive coupon payments during the approximately 1-year term of the Securities.  You may lose some or all of your investment. Generally, the higher the Call Return Rate on a Security, the greater the risk of loss on that Security.  The Contingent Absolute Return and any contingent repayment of the stated principal amount apply only if you hold the Securities to maturity.  Any payment on the Securities, including any repayment of the stated principal amount, is subject to our creditworthiness and is not, either directly or indirectly, an obligation of any third party. If we were to default on our payment obligations, you may not receive any amounts owed to you under the Securities and you could lose your entire investment.

Features	Key Dates
❑ Call Return — We will automatically call the Securities for a Call Price equal to the stated principal amount plus the applicable Call Return based on the Call Return Rate if the closing price of the applicable Underlying Shares on any Valuation Date, including the Final Valuation Date, is greater than or equal to the applicable Starting Price.  The Call Return increases the longer the Securities are outstanding, based on a fixed Call Return Rate.  If the Securities are not called, investors will have the potential for downside market exposure to the applicable Underlying Shares at maturity.

❑ Downside Market Exposure with Contingent Absolute Return at Maturity — If you hold the Securities to maturity, the Securities have not been called on any Valuation Date including the Final Valuation Date and the closing price of the applicable Underlying Shares is greater than or equal to the applicable Trigger Price on the Final Valuation Date, we will repay the stated principal amount of your Securities plus pay you the Contingent Absolute Return at maturity. However, if the closing price of the applicable Underlying Shares is less than the applicable Trigger Price on the Final Valuation Date, the Contingent Absolute Return will not apply and we will pay you less than the stated principal amount of your Securities, and possibly nothing, at maturity, resulting in a loss that will be proportionate to the full negative Underlying Return.  The Contingent Absolute Return and any contingent repayment of the stated principal amount only apply if you hold the Securities to maturity. Any payment on the Securities, including any repayment of the stated principal amount, is subject to our creditworthiness.
	Trade Date Settlement Date Valuation Dates1 Final Valuation Date1 Maturity Date 1 See page PS-4 for additional details.	November 25, 2014 November 28, 2014 Quarterly November 30, 2015 December 4, 2015

NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT INSTRUMENTS. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY THE STATED PRINCIPAL AMOUNT OF THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE DOWNSIDE MARKET RISK SIMILAR TO THE APPLICABLE UNDERLYING SHARES. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING A DEBT OBLIGATION OF CITIGROUP INC.  YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES.

YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER ‘‘SUMMARY RISK FACTORS’’ BEGINNING ON PAGE PS-5 OF THIS PRICING SUPPLEMENT AND UNDER ‘‘RISK FACTORS RELATING TO THE SECURITIES’’ BEGINNING ON PAGE EA-6 OF THE ACCOMPANYING PRODUCT SUPPLEMENT IN CONNECTION WITH YOUR PURCHASE OF THE SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE AND MAY HAVE LIMITED OR NO LIQUIDITY.

Securities Offerings
This pricing supplement relates to two separate Contingent Absolute Return Autocallable Optimization Securities that we are offering.  Each Security is linked to the shares of common stock of a different company, and each of the Securities has a different Call Return Rate, Starting Price and Trigger Price, as specified in the table below.  The Securities are offered at a minimum investment of 100 Securities at $10.00 per Security (representing a $1,000 investment), and integral multiples of $10.00 in excess thereof.  The performance of each Security will not depend on the performance of any other Security.

Underlying Shares (Ticker)	Call Return Rate	Starting Price	Trigger Price	CUSIP / ISIN
Shares of common stock of FireEye, Inc. (FEYE)	Approximately 12.65% per annum	$32.16	$19.30, which is 60.00% of the Starting Price	17322X714 / US17322X7140
Shares of common stock of Expedia, Inc. (EXPE)	Approximately 9.65% per annum	$85.81	$64.36, which is 75.00% of the Starting Price	17322X698 / US17322X6985
See “Additional Information About the Securities” in this pricing supplement.  The Securities will have the terms specified in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement or the accompanying product supplement, prospectus supplement and prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
	Issue Price(1)		Underwriting Discount(2)		Proceeds to Us
Offering of Securities	Total	Per Security	Total	Per Security	Total	Per Security
Shares of common stock of FireEye, Inc.	$4,767,500.00	$10.00	$71,512.50	$0.15	$4,695,987.50	$9.85
Shares of common stock of Expedia, Inc.	$1,062,000.00	$10.00	$15,930.00	$0.15	$1,046,070.00	$9.85

(1)
On the date of this pricing supplement, the estimated value of the Securities is (i) $9.819 for Securities linked to the shares of common stock of FireEye, Inc. and (ii) $9.831 for Securities linked to the shares of common stock of Expedia, Inc., which, in both cases, is less than the issue price of those Securities.  The estimated value of the Securities is based on proprietary pricing models of Citigroup Global Markets Inc. (“CGMI”) and our internal funding rate.  It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2)
CGMI, our affiliate and the lead agent for the sale of the Securities, has agreed to purchase from Citigroup Inc. as principal, and Citigroup Inc. has agreed to sell to CGMI, the aggregate stated principal amount of the Securities set forth above for $9.85 per Security. UBS Financial Services Inc. (“UBS”), the agent for the sale of the Securities, has agreed to purchase from CGMI as principal, and CGMI has agreed to sell to UBS, all of the Securities offered by this pricing supplement for $9.85 per Security, which includes the underwriting discount.  UBS proposes to offer the Securities to the public at a price of $10.00 per Security.  For additional information on the distribution of the Securities, see “Supplemental Plan of Distribution” in this pricing supplement.  In addition to the underwriting discount, it is expected that CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the Securities declines.  See “Use of Proceeds and Hedging” in the accompanying prospectus.

Citigroup Global Markets Inc.	UBS Financial Services Inc.

Additional Information About the Securities

This pricing supplement relates to two (2) separate Security offerings. Each issue of the offered Securities is linked to the Underlying Shares of one, and only one, company. The purchaser of a Security will acquire a security linked to the Underlying Shares of one company (not to a basket or index that includes the other Underlying Shares). You may participate in either of the two (2) Security offerings or, at your election, in both of the offerings. While each Security offering relates only to the Underlying Shares of a single company identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to those Underlying Shares (or any other Underlying Shares) or as to the suitability of an investment in the Securities.

The terms of the Securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity and/or whether the Securities are automatically called prior to maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date,” “—Dilution and Reorganization Adjustments” and “Delisting of Company Shares,” and not in this pricing supplement. It is important that you read the accompanying product supplement, prospectus supplement and prospectus together with this pricing supplement in connection with your investment in the Securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

You may access the accompanying product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for November 13, 2013 on the SEC website):

♦	Product Supplement No. EA-02-03 dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000095010313006626/dp41902_424b2-par.htm

♦	Prospectus Supplement and Prospectus each dated November 13, 2013:
http://www.sec.gov/Archives/edgar/data/831001/000119312513440005/d621350d424b2.htm

References to “Citigroup Inc.,” “we,” “our” and “us” refer to Citigroup Inc. and not to any of its subsidiaries.

This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. The description in this pricing supplement of the particular terms of the Securities supplements, and, to the extent inconsistent with, replaces, the descriptions of the general terms and provisions of the debt securities set forth in the accompanying product supplement, prospectus supplement and prospectus. You should carefully consider, among other things, the matters set forth in “Summary Risk Factors” in this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement, as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers in connection with your decision to invest in the Securities.

Investor Suitability
The Securities may be suitable for you if, among other considerations:

♦    You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You can tolerate the loss of all or a substantial portion of your investment and are willing to make an investment that may have the same downside market risk as the applicable Underlying Shares.

♦    You believe the closing price of the applicable Underlying Shares will be greater than or equal to the Starting Price on any one of the specified Valuation Dates, including the Final Valuation Date, or you believe the closing price of the Underlying Shares will not be less than the applicable Trigger Price on the Final Valuation Date.

♦    You can tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Shares.

♦    You are willing to hold securities that will be called on the earliest Valuation Date on which the closing price of the applicable Underlying Shares is greater than or equal to the Starting Price, and you are otherwise willing to hold such securities to maturity.

♦    You are willing to make an investment whose positive return is limited to the applicable Call Return, regardless of the potential appreciation of the applicable Underlying Shares, which could be significant, or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the applicable Trigger Price).

♦    You are willing to invest in the Securities based on the applicable Call Return Rate indicated on the cover page of this pricing supplement.

♦    You are willing to invest in Securities for which there may be little or no secondary market and you accept that the secondary market will depend in large part on the price, if any, at which CGMI is willing to purchase the Securities.

♦    You do not seek current income from this investment and are willing to forgo any dividends paid on the applicable Underlying Shares.

♦    You are willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, and understand that if we default on our obligations, you may not receive any amounts due to you, including any repayment of the stated principal amount.

The Securities may not be suitable for you if, among other considerations:

♦    You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦    You do not believe the closing price of the applicable Underlying Shares will be greater than or equal to the Starting Price on any one of the specified Valuation Dates, including the Final Valuation Date, or you believe the closing price of the applicable Underlying Shares will be less than the applicable Trigger Price on the Final Valuation Date, exposing you to the full downside performance of the applicable Underlying Shares.

♦    You seek an investment that is designed to provide a full return of your stated principal amount at maturity.

♦    You cannot tolerate the loss of all or a substantial portion of your investment, and you are not willing to make an investment that may have the same downside market risk as the applicable Underlying Shares.

♦    You seek an investment that participates in the full appreciation of the applicable Underlying Shares and whose positive return is not limited to the applicable Call Return, or, if the Securities have not been called, to the Contingent Absolute Return (as limited by the applicable Trigger Price).

♦    You are not willing to invest in the Securities based on the applicable Call Return Rate indicated on the cover page of this pricing supplement.

♦    You are unable or unwilling to hold securities that will be called on the earliest Valuation Date on which the closing price of the applicable Underlying Shares is greater than or equal to the Starting Price, or you are otherwise unable or unwilling to hold such securities to maturity.

♦    You seek an investment for which there will be an active secondary market.

♦    You seek current income from your investment, or prefer to receive any dividends paid on the applicable Underlying Shares.

♦    You prefer the lower risk of conventional fixed income investments with comparable maturities and credit ratings.

♦    You cannot tolerate fluctuations in the value of the Securities prior to maturity that may be similar to or exceed the downside price fluctuations of the applicable Underlying Shares.

♦    You are not willing to assume the credit risk of Citigroup Inc. for all payments under the Securities, including any repayment of the stated principal amount.

The suitability considerations identified above are not exhaustive. Whether the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review carefully the “Summary Risk Factors” beginning on page PS-5 of this pricing supplement and “Risk Factors Relating to the Securities” in the accompanying product supplement for risks related to an investment in the Securities.

Final Terms
Issuer:	Citigroup Inc.
Stated Principal Amount per Security:	$10.00 per Security (subject to a minimum purchase of 100 Securities)
Term:	Approximately 12 months, unless called earlier
Maturity Date:	December 4, 2015
Underlying Shares1:	The shares of common stock of a specific company, as set forth on the cover page of this pricing supplement.
Automatic Call Feature:
The Securities will be automatically called if the closing price of the applicable Underlying Shares on any Valuation Date (including the Final Valuation Date) is greater than or equal to the applicable Starting Price. If the Securities are automatically called, we will pay you on the applicable Call Settlement Date a cash payment per $10.00 stated principal amount of each Security equal to the Call Price for the applicable Valuation Date.

Valuation Dates2:	The Valuation Dates will be February 25, 2015, May 27, 2015, August 27, 2015 and November 30, 2015 (the “Final Valuation Date”).
Call Settlement Dates2:
The Call Settlement Dates will be March 4, 2015, June 3, 2015, September 3, 2015 and December 4, 2015.  If a Valuation Date is postponed, the related Call Settlement Date will be postponed so that it falls five (5) business days after such Valuation Date, except that the Call Settlement Date for the Final Valuation Date will in all events be the Maturity Date.

Call Price:	The Call Price will be calculated based on the following formula: $10.00 + applicable Call Return
Call Return/Call Return Rate:
The Call Price will be based upon the applicable Call Return. The Call Return increases the longer the Securities are outstanding and will be prorated based on the fixed Call Return Rate of (i) approximately 12.65% per annum for Securities linked to the shares of common stock of FireEye, Inc. and (ii) approximately 9.65% per annum for Securities linked to the shares of common stock of Expedia, Inc.

The Call Return will be a fixed amount equal to the stated principal amount multiplied by the prorated Call Return Rate (based on equal proration for each quarter and an assumed term of exactly one year). The table below sets forth each Valuation Date and the corresponding Call Price for each Security.

Valuation Date3	FireEye, Inc.	Expedia, Inc.
February 25, 2015	$10.3163	$10.2413
May 27, 2015	$10.6325	$10.4825
August 27, 2015	$10.9488	$10.7238
November 30, 2015 (Final Valuation Date)	$11.2650	$10.9650
Payment at Maturity (per Security):
If the Securities are not called and the Final Price of the applicable Underlying Shares is greater than or equal to the applicable Trigger Price on the Final Valuation Date, we will pay you a cash payment on the Maturity Date per Security equal to:

$10.00 × (1 + Contingent Absolute Return)

If the Securities are not called and the Final Price of the applicable Underlying Shares is less than the applicable Trigger Price on the Final Valuation Date, then the Contingent Absolute Return will not apply, and we will pay you a cash payment on the Maturity Date that is less than your stated principal amount and may be zero, resulting in a loss that is proportionate to the negative Underlying Return, equal to:

$10.00 × (1 + Underlying Return)

Accordingly, you may lose all or a substantial portion of your stated principal amount at maturity, depending on how significantly the applicable Underlying Shares decline.

Underlying Return:	Final Price – Starting Price Starting Price
Trigger Price3:	A percentage of the Starting Price of the applicable Underlying Shares, as specified on the cover page of this pricing supplement.
Contingent Absolute Return:	The absolute value of the Underlying Return. For example, if the Underlying Return is –5%, the Contingent Absolute Return will equal 5%.
Starting Price3:	The closing price of the applicable Underlying Shares on the Trade Date, as specified on the cover page of this pricing supplement.
Final Price:	The closing price of the applicable Underlying Shares on the Final Valuation Date

Investment Timeline

Trade Date:	The closing price of the applicable Underlying Shares (the Starting Price) is observed, the Trigger Price is determined and the Call Return Rate is set.

Quarterly:
The Securities will be called if the closing price of the applicable Underlying Shares on any Valuation Date is greater than or equal to the applicable Starting Price.
If the Securities are called, we will pay the Call Price for the applicable Valuation Date, equal to the stated principal amount plus the applicable Call Return.

Maturity Date:
The Final Price of the applicable Underlying Shares is observed on the Final Valuation Date.

If the Securities have not been called and the Final Price is greater than or equal to the Trigger Price, we will pay you an amount in cash per Security equal to:

$10.00 × (1 + Contingent Absolute Return)

If the Securities have not been called and the Final Price is less than the Trigger Price, then the Contingent Absolute Return will not apply, and we will pay you an amount in cash per Security that is less than the stated principal amount, and possibly zero, at maturity, resulting in a loss proportionate to the decline of the Underlying Shares, equal to:

$10.00 × (1 + Underlying Return)

INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR STATED PRINCIPAL AMOUNT.  ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF THE STATED PRINCIPAL AMOUNT, IS SUBJECT TO OUR CREDITWORTHINESS.  IF WE WERE TO DEFAULT ON OUR PAYMENT OBLIGATIONS, YOU MAY NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1 For a description of adjustments that may affect the Underlying Shares, see “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.
2 Subject to postponement in the event of a market disruption event with respect to the applicable Underlying Shares as described under “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Consequences of a Market Disruption Event; Postponement of a Valuation Date” in the accompanying product supplement.
3 Subject to adjustment upon the occurrence of any of the events described in the section “Description of the Securities—Certain Additional Terms for Securities Linked to ETF Shares or Company Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement.

Summary Risk Factors

An investment in the Securities is significantly riskier than an investment in conventional debt securities.  The Securities are subject to all of the risks associated with an investment in our conventional debt securities, including the risk that we may default on our obligations under the Securities, and are also subject to risks associated with the applicable Underlying Shares.  Accordingly, the Securities are suitable only for investors who are capable of understanding the complexities and risks of the Securities.  You should consult your own financial, tax and legal advisers as to the risks of an investment in the Securities and the suitability of the Securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the Securities.  You should read this summary together with the more detailed description of risks relating to an investment in the Securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement.  You should also carefully read the risk factors included in the documents incorporated by reference in the accompanying prospectus, including our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to our business more generally.

♦
You may lose some or all of your investment — The Securities differ from ordinary debt securities in that we will not necessarily repay the stated principal amount of your Securities at maturity.  Instead, your return on the Securities is linked to the performance of the applicable Underlying Shares.  If the Final Price of the applicable Underlying Shares is less than the applicable Trigger Price, the Contingent Absolute Return feature will not apply and you will lose 1% of the stated principal amount of your Securities for every 1% by which the Final Price of the applicable Underlying Shares is less than the applicable Starting Price.  You may lose up to all of your investment in the Securities.

♦
The appreciation potential of the Securities is limited — Your potential total return on the Securities at maturity or upon earlier automatic call is limited to the applicable Call Return, in the case where the Securities are called, and is limited to the difference between the Starting Price and the Trigger Price (expressed as a percentage of the Starting Price), in the case where the Securities are not called. You will not participate in any potential appreciation of the applicable Underlying Shares even though you may be subject to its full downside performance. In addition, any Contingent Absolute Return will be limited by the Trigger Price, as any decline of the Underlying Shares below the Trigger Price will result in no Contingent Absolute Return being paid and the potential to lose up to all of your investment. As a result, the return on an investment in the Securities may be significantly less than the return on a hypothetical direct investment in the applicable Underlying Shares.

♦
The Contingent Absolute Return feature and any contingent repayment of principal apply only at maturity — You should be willing to hold the Securities to maturity.  If you are able to sell the Securities prior to maturity, you may have to sell them for a loss even if the price of the Underlying Shares is greater than the applicable Trigger Price at that time. See "The value of the Securities prior to maturity will fluctuate based on many unpredictable factors" below.

♦
The Securities do not pay interest — Unlike conventional debt securities, the Securities do not pay interest or any other amounts prior to maturity or earlier automatic call. You should not invest in the Securities if you seek current income during the term of the Securities.

♦
Investing in the Securities is not equivalent to investing in the applicable Underlying Shares — You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the applicable Underlying Shares.  Moreover, unlike a direct investment in the applicable Underlying Shares, the appreciation potential of the Securities is limited, as described above.

♦
The Securities are subject to the credit risk of Citigroup Inc. — Any payment on the Securities will be made by Citigroup Inc. and therefore is subject to the credit risk of Citigroup Inc.  If we default on our obligations under the Securities, you may not receive any payments that become due under the Securities.  As a result, the value of the Securities prior to maturity will be affected by changes in the market’s view of our creditworthiness.  Any decline, or anticipated decline, in our credit ratings or increase, or anticipated increase, in the credit spreads charged by the market for taking our credit risk is likely to adversely affect the value of the Securities.

♦
The performance of the Securities will depend on the closing price of the applicable Underlying Shares solely on the quarterly Valuation Dates — The performance of the Securities (including whether the Securities are automatically called and, if they are not called, the amount of your payment at maturity) will depend on the closing price of the applicable Underlying Shares only on the Valuation Dates.  You will not receive the stated principal amount of your Securities at maturity if the closing price of the applicable Underlying Shares on the Final Valuation Date is less than the applicable Trigger Price, even if the closing price of the applicable Underlying Shares is greater than the applicable Trigger Price on other days during the term of the Securities.  Moreover, your Securities will be automatically called prior to maturity if the closing price of the applicable Underlying Shares is greater than or equal to the applicable Starting Price on any Valuation Date prior to the Final Valuation Date, even if the closing price of the applicable Underlying Shares is less than the applicable Starting Price on other days during the term of the Securities.  Because the performance of the Securities depends on the closing price of the applicable Underlying Shares on a small number of dates, the performance of the Securities will be particularly sensitive to volatility in the closing price of the applicable Underlying Shares, particularly around the Valuation Dates.  You should understand that the price of the applicable Underlying Shares has historically been highly volatile.  See “Information About the Underlying Shares” in this pricing supplement.

♦
The Securities may be automatically called prior to maturity — On any Valuation Date occurring quarterly during the term of the Securities, the Securities will be automatically called if the closing price of the applicable Underlying Shares on that Valuation Date is greater than or equal to the applicable Starting Price.  Thus, the term of the Securities may be limited to as short as three months.  The earlier the Securities are automatically called, the lower the amount of the Call Return you will receive.  If the Securities are automatically called prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk.

♦
The Securities may be adversely affected by volatility in the closing price of the applicable Underlying Shares — If the closing price of the applicable Underlying Shares is volatile, or if the volatility of the applicable Underlying Shares increases over the term of the Securities, it is more likely that you will not receive the stated principal amount of the Securities at maturity. This is because greater volatility in the closing price of the applicable Underlying Shares is associated with a greater likelihood that the closing price of the applicable Underlying Shares will be less than the applicable Trigger Price on the Final Valuation Date. You should understand that, in general, the higher the applicable Call Return Rate as determined on the Trade Date, the greater the expected likelihood as of the Trade Date that the closing price of the applicable Underlying

Shares will be less than the applicable Trigger Price on the Final Valuation Date, such that you would not receive the stated principal amount of the Securities at maturity. Volatility refers to the magnitude and frequency of changes in the price of the applicable Underlying Shares over any given period. Although the applicable Underlying Shares may theoretically experience volatility in either a positive or a negative direction, the price of the applicable Underlying Shares is much more likely to decline as a result of volatility than to increase. Historically, the price of each of the Underlying Shares has been volatile. See “Information About the Underlying Shares” below for selected historical data.

♦
The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity — The Securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the Securities.  CGMI currently intends to make a secondary market in relation to the Securities and to provide an indicative bid price for the Securities on a daily basis. Any indicative bid price for the Securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the Securities can be sold at that price, or at all.  CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the Securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your Securities prior to maturity.  Accordingly, an investor must be prepared to hold the Securities until maturity.

♦
The estimated value of the Securities on the Trade Date, based on CGMI’s proprietary pricing models and our internal funding rate, is less than the issue price — The difference is attributable to certain costs associated with selling, structuring and hedging the Securities that are included in the issue price.  These costs include (i) the selling concession paid in connection with the offering of the Securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the Securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the Securities.  These costs adversely affect the economic terms of the Securities because, if they were lower, the economic terms of the Securities would be more favorable to you.  The economic terms of the Securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the Securities.  See “The estimated value of the Securities would be lower if it were calculated based on our secondary market rate” below.

♦
The estimated value of the Securities was determined for us by our affiliate using proprietary pricing models — CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models.  In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the applicable Underlying Shares, dividends on the applicable Underlying Shares and interest rates.  CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours.  Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the Securities.  Moreover, the estimated value of the Securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the Securities for other purposes, including for accounting purposes.  You should not invest in the Securities because of the estimated value of the Securities. Instead, you should be willing to hold the Securities to maturity irrespective of the initial estimated value.

♦
The estimated value of the Securities would be lower if it were calculated based on our secondary market rate — The estimated value of the Securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the Securities.  Our internal funding rate is generally lower than the market rate implied by traded instruments referencing our debt obligations in the secondary market for those debt obligations, which we refer to as our secondary market rate.  If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower.  We determine our internal funding rate based on factors such as the costs associated with the Securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences.  Our internal funding rate is not an interest rate that we will pay to investors in the Securities, which do not bear interest.

♦
The estimated value of the Securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the Securities from you in the secondary market — Any such secondary market price will fluctuate over the term of the Securities based on the market and other factors described in the next risk factor.  Moreover, unlike the estimated value included in this pricing supplement, any value of the Securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the Securities than if our internal funding rate were used.  In addition, any secondary market price for the Securities will be reduced by a bid-ask spread, which may vary depending on the aggregate Stated Principal Amount of the Securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions.  As a result, it is likely that any secondary market price for the Securities will be less than the issue price.

♦
The value of the Securities prior to maturity will fluctuate based on many unpredictable factors — The value of your Securities prior to maturity will fluctuate based on the price and volatility of the applicable Underlying Shares and a number of other factors, including dividends on the applicable Underlying Shares, interest rates generally, the time remaining to maturity and our creditworthiness, as reflected in our secondary market rate.  You should understand that the value of your Securities at any time prior to maturity may be significantly less than the issue price.  The stated payout from the Issuer, including the Call Return and the Contingent Absolute Return, only applies if you hold the Securities to maturity or earlier automatic call.

♦
Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment — The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  See “Valuation of the Securities” in this pricing supplement.

♦
Our offering of the Securities does not constitute a recommendation of the applicable Underlying Shares — You should not take our offering of the Securities as an expression of our views about how the applicable Underlying Shares will perform in the future or as a recommendation to invest in the applicable Underlying Shares, including through an investment in the Securities.  As we are part of a global financial institution, our affiliates may, and often do, have positions (including short positions) in the applicable Underlying Shares that conflict with an investment in the Securities.  You should undertake an independent determination of whether an investment in the Securities is suitable for you in light of your specific investment objectives, risk tolerance and financial resources.

♦
Our affiliates, or UBS or its affiliates, may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the Securities — Any such research, opinions or recommendations could affect the price of the applicable Underlying Shares and the value of the Securities.  Our affiliates, and UBS and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities.  Any research, opinions or recommendations expressed by our affiliates or by UBS or its affiliates may not be consistent with each other and may be modified from time to time without notice.  These and other activities of our affiliates or UBS or its affiliates may adversely affect the price of the applicable Underlying Shares and may have a negative impact on your interests as a holder of the Securities.  Investors should make their own independent investigation of the merits of investing in the Securities and the Underlying Shares to which the Securities are linked.

♦
Trading and other transactions by our affiliates, or by UBS or its affiliates, in the equity and equity derivative markets may impair the value of the Securities — We have hedged our exposure under the Securities through CGMI or other of our affiliates, who have traded the applicable Underlying Shares or entered into equity and/or equity derivative transactions, such as over-the-counter options or exchange-traded instruments, relating to the applicable Underlying Shares and may adjust such positions during the term of the Securities.  It is possible that our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines.  Our affiliates and UBS and its affiliates may also engage in trading in the applicable Underlying Shares or instruments linked to the applicable Underlying Shares on a regular basis as part of their respective general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions.  Such trading and hedging activities may affect the price of the applicable Underlying Shares and reduce the return on your investment in the Securities.  Our affiliates or UBS or its affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the applicable Underlying Shares.  By introducing competing products into the marketplace in this manner, our affiliates or UBS or its affiliates could adversely affect the value of the Securities.  Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies relating to the Securities.

♦
Our affiliates, or UBS or its affiliates, may have economic interests that are adverse to yours as a result of their respective business activities — Our affiliates or UBS or its affiliates may currently or from time to time engage in business with the issuers of the Underlying Shares, including extending loans to, making equity investments in or providing advisory services to such issuers.  In the course of this business, our affiliates or UBS or its affiliates may acquire non-public information about those issuers, which they will not disclose to you.  Moreover, if any of our affiliates or UBS or any of its affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against that issuer that are available to them without regard to your interests.

♦
Even if the issuer of the applicable Underlying Shares pays a dividend that it identifies as special or extraordinary, we are not required to make any adjustment under the Securities for that dividend unless it meets the criteria specified in the accompanying product supplement — In general, we are not required to make an adjustment under the terms of the Securities for any cash dividend paid on the applicable Underlying Shares unless the amount of the dividend per share, together with any other dividends paid in the same fiscal quarter, exceeds the dividend paid per share in the most recent fiscal quarter by an amount equal to at least 10% of the closing price of the Underlying Shares on the date of declaration of the dividend. Any dividend will reduce the closing price of the applicable Underlying Shares by the amount of the dividend per share. If the issuer of the applicable Underlying Shares pays any dividend for which an adjustment is not made under the terms of the Securities, holders of the Securities may be adversely affected.  See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

♦
The Securities will not be adjusted for all events that could affect the price of the applicable Underlying Shares — For example, we are not required to make any adjustment for ordinary dividends, extraordinary dividends that do not meet the criteria described above, partial tender offers or additional public offerings of the applicable Underlying Shares.  Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event.  Investors in the Securities may be adversely affected by such an event in a circumstance in which a direct holder of the applicable Underlying Shares would not.

♦
If the applicable Underlying Shares are delisted, we may call the Securities prior to maturity for an amount that may be less than the stated principal amount — If we exercise this call right, you will receive the amount described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Company Shares” in the accompanying product supplement. This amount may be less, and possibly significantly less, than the stated principal amount of the Securities.

♦
The Securities may become linked to shares of an issuer other than the original issuer of the applicable Underlying Shares upon the occurrence of a reorganization event or upon the delisting of the Underlying Shares — For example, if the issuer of the applicable Underlying Shares enters into a merger agreement that provides for holders of Underlying Shares to receive stock of another entity, the stock of such other entity will become the applicable Underlying Shares for all purposes of the Securities upon consummation of the merger. Additionally, if the applicable Underlying Shares are delisted and we do not exercise our call right, the calculation agent may, in its sole discretion, select shares of another issuer to be the applicable Underlying Shares.  See “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” and “—Delisting of Company Shares” in the accompanying product supplement.

♦
The calculation agent, which is an affiliate of ours, will make important determinations with respect to the Securities — If certain events occur, such as market disruption events, corporate events with respect to the issuer of the applicable Underlying Shares that may require a dilution adjustment or the delisting of the applicable Underlying Shares, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect what you receive at maturity. Such judgments could include, among other things:

♦	determining whether a market disruption event with respect to the applicable Underlying Shares has occurred;

♦
if a market disruption event with respect to the applicable Underlying Shares occurs on any Valuation Date, determining whether to postpone the Valuation Date, as described under “Description of the Securities—Certain Additional Terms for Securities Linked to

Company Shares or ETF Shares—Consequences of a Market Disruption Event; Postponement of the Valuation Date” in the accompanying product supplement;

♦	determining the closing price of the applicable Underlying Shares if the price is not otherwise available or a market disruption event has occurred with respect to the applicable Underlying Shares;

♦
determining the appropriate adjustments to be made to the applicable Starting Price and Trigger Price upon the occurrence of an event described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Dilution and Reorganization Adjustments” in the accompanying product supplement; and

♦
in the event of a delisting of the applicable Underlying Shares and if we do not exercise our call right, determining whether to select “successor shares” and, if so, determining which shares to select as successor shares, as described under “Description of the Securities—Certain Additional Terms for Securities Linked to Company Shares or ETF Shares—Delisting of Underlying Shares (Other than Shares of an ETF)” in the accompanying product supplement.

In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the Securities.

♦
The U.S. federal tax consequences of an investment in the Securities are unclear — There is no direct legal authority regarding the proper U.S. federal tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”).  Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid forward contracts.  If the IRS were successful in asserting an alternative treatment of the Securities, the tax consequences of the ownership and disposition of the Securities might be materially and adversely affected.  As described below under “United States Federal Tax Considerations,” in 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect.  You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement.  You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples

The examples below illustrate the payment upon automatic call or at maturity for a $10.00 stated principal amount Security in a hypothetical offering of the Securities, with the following assumptions, and does not reflect the actual terms of the Securities*:

Stated Principal Amount:	$10.00
Term:	12 months
Hypothetical Starting Price:	$100.00
Hypothetical Trigger Price:	$80.00 (which is 80% of the hypothetical Starting Price)
Hypothetical Call Return Rate:	8.00% per annum (or 2.00% per quarterly period)
Valuation Dates:	Valuation Dates will occur quarterly as set forth on page PS-4 in this pricing supplement.

* May not be the actual Call Return Rate per annum, Starting Price or Trigger Price applicable to any particular Securities.  The actual Call Return Rate, the Starting Price and the Trigger Price for each of the Securities are listed on the cover page of this pricing supplement.

Example 1 — Securities are Called on the First Valuation Date

Closing Price on first Valuation Date:	$105.00 (greater than or equal to Starting Price, Securities are called)
Call Price (per $10.00 stated principal amount):	$10.20

Because the Securities are called on the first Valuation Date, we will pay you on the Call Settlement Date a total Call Price of $10.20 per $10.00 stated principal amount (a 2.00% total return on the Securities).

Example 2 — Securities are Called on the Final Valuation Date

Closing Price on first Valuation Date:	$95.00 (less than Starting Price, Securities NOT called)
Closing Price on second Valuation Date:	$90.00 (less than Starting Price, Securities NOT called)
Closing Price on third Valuation Date:	$85.00 (less than Starting Price, Securities NOT called)
Closing Price on Final Valuation Date:	$105.00 (greater than or equal to Starting Price, Securities are called)
Call Price (per $10.00 stated principal amount):	$10.80

Because the Securities are called on the Final Valuation Date, we will pay you on the Call Settlement Date (which coincides with the Maturity Date in this example) a total Call Price of $10.80 per $10.00 stated principal amount (an 8.00% total return on the Securities).

Example 3 — Securities are NOT Called and the Final Price is greater than the Trigger Price on the Final Valuation Date

Closing Price on first Valuation Date:	$95.00 (less than Starting Price, Securities NOT called)
Closing Price on second Valuation Date:	$90.00 (less than Starting Price, Securities NOT called)
Closing Price on third Valuation Date:	$85.00 (less than Starting Price, Securities NOT called)
Closing Price on Final Valuation Date:	$82.00 (less than Starting Price, but greater than the Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00 stated principal amount):	$10.00 × (1 + Contingent Absolute Return) $10.00 × (1 + |-18%|) $10.00 × (1 + 18%) $11.80

Because the Securities are not called and the Underlying Return is –18.00%, but the Final Price is greater than the Trigger Price on the Final Valuation Date, we will pay you at maturity a total of $11.80 per $10.00 stated principal amount (an 18.00% return on the Securities).  Accordingly, even though the price of the Underlying Shares has decreased, you will receive a positive return on the Securities due to the Contingent Absolute Return feature.

Example 4 — Securities are NOT Called and the Final Price is less than the Trigger Price on the Final Valuation Date

Closing Price on first Valuation Date:	$95.00 (less than Starting Price, Securities NOT called)
Closing Price on second Valuation Date:	$90.00 (less than Starting Price, Securities NOT called)
Closing Price on third Valuation Date:	$85.00 (less than Starting Price, Securities NOT called)
Closing Price on Final Valuation Date:	$50.00 (less than Starting Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00 stated principal amount):	$10.00 × [1 + Underlying Return] $10.00 × (1 – 50%) $5.00

Because the Securities are not called and the Final Price is less than the Trigger Price on the Final Valuation Date, you will not receive the benefit of the Contingent Absolute Return feature and we will pay you at maturity a total of $5.00 per $10.00 stated principal amount (a 50.00% loss on the Securities).

Example 5 — Securities are NOT Called and the Final Price is zero on the Final Valuation Date

Closing Price on first Valuation Date:	$95.00 (less than Starting Price, Securities NOT called)
Closing Price on second Valuation Date:	$50.00 (less than Starting Price, Securities NOT called)
Closing Price on third Valuation Date:	$15.00 (less than Starting Price, Securities NOT called)
Closing Price on Final Valuation Date:	$0.00 (less than Starting Price and Trigger Price, Securities NOT called)
Payment at Maturity (per $10.00 stated principal amount):	$10.00 × [1 + Underlying Return] $10.00 × (1 – 100%) $0.00

Because the Securities are not called and the Final Price is zero, you will lose your entire investment in the Securities.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a Security should be treated as a prepaid forward contract for U.S. federal income tax purposes.  By purchasing a Security, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment.  There is uncertainty regarding this treatment, and the IRS or a court might not agree with it.

Assuming this treatment of the Securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

♦	You should not recognize taxable income over the term of the Securities prior to maturity, other than pursuant to a sale or exchange.

♦
Upon a sale or exchange of a Security (including retirement upon an automatic redemption or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the Security.  Such gain or loss should be long-term capital gain or loss if you held the Security for more than one year.

Under current law, if you are a Non-U.S. Holder (as defined in the accompanying product supplement) of the Securities, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the Securities, provided that (i) income in respect of the Securities is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, including the character and timing of income or loss and the degree, if any, to which income realized by non-U.S. persons should be subject to withholding tax, possibly with retroactive effect. If withholding tax applies to the Securities, we will not be required to pay any additional amounts with respect to amounts so withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement.  The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the Securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the Securities and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Information About the Underlying Shares

Included on the following pages is a brief description of the issuer of each of the Underlying Shares.  This information has been obtained from publicly available sources, without independent verification.  Also included on the following pages is a table for each of the Underlying Shares that sets forth the high, low and end-of-quarter closing prices of each of the Underlying Shares for each quarter in the period shown.  The graph associated with each such table shows the closing prices of each of the Underlying Shares for each day such prices were available in that same period.  We obtained the information in the tables and graphs below from Bloomberg L.P., without independent verification.  If certain corporate transactions occurred during the historical periods provided on the following pages, including, but not limited to, spin-offs or mergers, then the closing prices of the Underlying Shares for the period prior to the occurrence of any such transaction have been adjusted by Bloomberg L.P. as if any such transaction had occurred prior to the first day in the periods provided on the following pages.  These historical data on each of the Underlying Shares are not indicative of the future performance of the Underlying Shares or what the value of the Securities may be. Any historical upward or downward trend in the value of the applicable Underlying Shares during any period set forth below is not an indication that the price of the applicable Underlying Shares is more or less likely to increase or decrease at any time during the term of the Securities, and no assurance can be given as to the closing price of the applicable Underlying Shares on any Valuation Date.

The Underlying Shares are each registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Companies with securities registered under the Exchange Act are required to file financial and other information specified by the SEC periodically.  Information filed by each issuer of the Underlying Shares with the SEC can be reviewed electronically through a website maintained by the SEC at http://www.sec.gov. Information filed with the SEC by each of these issuers can be located by reference to its SEC file number provided below. In addition, information regarding each of these issuers may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents.

This pricing supplement relates only to the Securities offered hereby and does not relate to the applicable Underlying Shares or other securities of any issuer of Underlying Shares.  We have derived all disclosures contained in this pricing supplement regarding the issuers of the Underlying Shares from the publicly available documents described in the preceding paragraph.  In connection with the offering of the Securities, none of Citigroup Inc., CGMI or UBS has participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Underlying Shares, such publicly available documents or any other publicly available information regarding those issuers.

The Securities represent obligations of Citigroup Inc. only.  The issuers of the Underlying Shares are not involved in any way in this offering and have no obligation relating to the Securities or to holders of the Securities.

None of Citigroup Inc., UBS or any of their respective subsidiaries makes any representation to you as to the performance of the applicable Underlying Shares.

FireEye, Inc.

According to its publicly available filings with the SEC, FireEye, Inc., which we refer to as FireEye, provides products and services for detecting, preventing and resolving complex cybersecurity threats.  Information provided to or filed with the SEC by FireEye pursuant to the Exchange Act can be located by reference to the SEC file number 001-36067.  The common stock of FireEye, par value $0.0001 per share (Bloomberg ticker: FEYE), is listed on The NASDAQ Global Select Market.

Historical Information Regarding the Common Stock of FireEye

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter closing prices of one share of the common stock of FireEye from September 20, 2013 through November 25, 2014. The closing price of one share of the common stock of FireEye on November 25, 2014 was $32.16.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of FireEye has experienced significant fluctuations. The historical performance of the common stock of FireEye should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of FireEye during the term of the Securities. We cannot give you assurance that the performance of the common stock of FireEye will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that FireEye will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of FireEye.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
9/20/2013*	9/30/2013	$41.63	$36.00	$41.53
10/1/2013	12/31/2013	$43.69	$33.60	$43.61
1/2/2014	3/31/2014	$95.63	$41.13	$61.57
4/1/2014	6/30/2014	$64.37	$26.47	$40.55
7/1/2014	9/30/2014	$41.04	$27.57	$30.56
10/1/2014	11/25/2014**	$34.25	$25.76	$32.16

*
The common stock of FireEye commenced trading on September 20, 2013. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated for the third calendar quarter of 2013 are for the shortened period from September 20, 2013 through September 30, 2013.

**
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through November 25, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourthcalendar quarter of 2014.

The graph below illustrates the daily performance of the common stock of FireEye from September 20, 2013 through November 25, 2014, based on information from Bloomberg, L.P., without independent verification.  The dotted line represents the Trigger Price, equal to 60% of the closing price on November 25, 2014.

Past performance of the Underlying Shares is not indicative of the future performance of the Underlying Shares.

Common Stock of FireEye, Inc. Closing Prices
September 20, 2013 through November 25, 2014

Expedia, Inc.

According to its publicly available filings with the SEC, Expedia, Inc., which we refer to as Expedia, is an online travel company that provides travel products and services to leisure and corporate travelers.  Information provided to or filed with the SEC by Expedia pursuant to the Exchange Act can be located by reference to the SEC file number 000-51447.  The common stock of Expedia, par value $0.0001 per share (Bloomberg ticker: EXPE), is listed on The NASDAQ Global Select Market.

Historical Information Regarding the Common Stock of Expedia

The following table sets forth, for each of the quarterly periods indicated, the high, low and end-of-quarter closing prices of one share of the common stock of Expedia from January 2, 2008 through November 25, 2014. The closing price of one share of the common stock of Expedia on November 25, 2014 was $85.81.  We obtained the closing prices and other information below from Bloomberg, L.P., without independent verification. The closing prices and this other information may be adjusted by Bloomberg, L.P. for corporate actions such as stock splits, public offerings, mergers and acquisitions, spin-offs, delistings and bankruptcy.

Since its inception, the price of the common stock of Expedia has experienced significant fluctuations. The historical performance of the common stock of Expedia should not be taken as an indication of future performance, and no assurance can be given as to the closing prices of one share of the common stock of Expedia during the term of the Securities. We cannot give you assurance that the performance of the common stock of Expedia will result in the return of any of your initial investment. We make no representation as to the amount of dividends, if any, that Expedia will pay in the future. In any event, as an investor in the Securities, you will not be entitled to receive dividends, if any, that may be payable on the common stock of Expedia.

Quarter Begin	Quarter End	Quarterly High	Quarterly Low	Close
1/2/2008	3/31/2008	$28.74	$19.26	$20.59
4/1/2008	6/30/2008	$23.76	$17.29	$17.29
7/1/2008	9/30/2008	$18.91	$12.89	$14.21
10/1/2008	12/31/2008	$14.06	$5.69	$7.75
1/2/2009	3/31/2009	$9.37	$6.01	$8.54
4/1/2009	6/30/2009	$16.35	$8.80	$14.21
7/1/2009	9/30/2009	$23.44	$12.92	$22.52
10/1/2009	12/31/2009	$25.48	$21.09	$24.18
1/4/2010	3/31/2010	$24.39	$19.99	$23.47
4/1/2010	6/30/2010	$23.98	$17.66	$17.66
7/1/2010	9/30/2010	$27.88	$17.24	$26.53
10/1/2010	12/31/2010	$27.40	$23.60	$23.60
1/3/2011	3/31/2011	$25.67	$18.51	$21.31
4/1/2011	6/30/2011	$27.26	$20.93	$27.26
7/1/2011	9/30/2011	$29.80	$24.22	$24.22
10/3/2011	12/30/2011	$30.07	$22.86	$29.02
1/3/2012	3/30/2012	$35.44	$28.63	$33.44
4/2/2012	6/29/2012	$50.05	$31.18	$48.07
7/2/2012	9/28/2012	$59.40	$44.06	$57.84
10/1/2012	12/31/2012	$61.86	$51.33	$61.45
1/2/2013	3/28/2013	$67.50	$60.01	$60.01
4/1/2013	6/28/2013	$65.02	$54.96	$60.15
7/1/2013	9/30/2013	$65.52	$45.70	$51.79
10/1/2013	12/31/2013	$69.66	$47.89	$69.66
1/2/2014	3/31/2014	$79.99	$63.27	$72.50
4/1/2014	6/30/2014	$80.35	$68.44	$78.76
7/1/2014	9/30/2014	$88.40	$77.40	$87.62
10/1/2014	11/25/2014*	$88.37	$74.10	$85.81

*
As of the date of this pricing supplement, available information for the fourth calendar quarter of 2014 includes data for the period from October 1, 2014 through November 25, 2014. Accordingly, the “Quarterly High,” “Quarterly Low” and “Close” data indicated are for this shortened period only and do not reflect complete data for the fourthcalendar quarter of 2014.

The graph below illustrates the daily performance of the common stock of Expedia from January 2, 2008 through November 25, 2014, based on information from Bloomberg, L.P., without independent verification.  The dotted line represents the Trigger Price, equal to 75% of the closing price on November 25, 2014.

Past performance of the Underlying Shares is not indicative of the future performance of the Underlying Shares.

Common Stock of Expedia, Inc. Closing Prices
January 2, 2008 to November 25, 2014

Supplemental Plan of Distribution

CGMI, our affiliate and the lead agent for the sale of the Securities, has agreed to purchase from Citigroup Inc. as principal, and Citigroup Inc. has agreed to sell to CGMI, all of the Securities offered by this pricing supplement for $9.85 per Security.  UBS, the agent for the sale of the Securities, has agreed to purchase from CGMI as principal, and CGMI has agreed to sell to UBS, all of the Securities offered by this pricing supplement for $9.85 per Security, which includes the underwriting discount.  UBS proposes to offer the Securities to the public at a price of $10.00 per Security.  If all of the Securities are not sold at the initial offering price, CGMI may change the public offering price and other selling terms.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority.  Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the Securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the proceeds from the sale of the Securities will be used to hedge our obligations under the Securities. We have hedged our obligations under the Securities through CGMI or other of our affiliates.  It is expected that CGMI or such other affiliates may profit from this hedging activity even if the value of the Securities declines.  This hedging activity could affect the closing price of the applicable Underlying Shares and, therefore, the value of and your return on the Securities.  For additional information on the ways in which our counterparties may hedge our obligations under the Securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities
CGMI calculated the estimated value of the Securities set forth on the cover page of this pricing supplement based on proprietary pricing models.  CGMI’s proprietary pricing models generated an estimated value for the Securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the Securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the Securities (the “derivative component”).  CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate.  CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the Securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our creditworthiness.  These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

During a temporary adjustment period immediately following issuance of the Securities, the price, if any, at which CGMI would be willing to buy the Securities from investors, and the value that will be indicated for the Securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined.  This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the Securities.  The amount of this temporary upward adjustment will decline to zero over the temporary adjustment period.  CGMI currently expects that the temporary adjustment period will be approximately five months, but the actual length of the temporary adjustment period may be shortened due to various factors, such as the volume of secondary market purchases of the Securities and other factors that cannot be predicted. However, CGMI is not obligated to buy the Securities from investors at any time. See “Summary Risk Factors—The Securities will not be listed on a securities exchange and you may not be able to sell them prior to maturity.”

Validity of the Securities

In the opinion of Davis Polk & Wardwell LLP, as special products counsel to Citigroup Inc., when the Securities offered by this pricing supplement have been executed and issued by Citigroup Inc. and authenticated by the trustee pursuant to the indenture, and delivered against payment therefor, such Securities will be valid and binding obligations of Citigroup Inc., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date of this pricing supplement and is limited to the laws of the State of New York, except that such counsel expresses no opinion as to the application of state securities or Blue Sky laws to the Securities.

In giving this opinion, Davis Polk & Wardwell LLP has assumed the legal conclusions expressed in the opinion set forth below of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc.  In addition, this opinion is subject to the assumptions set forth in the letter of Davis Polk & Wardwell LLP dated November 13, 2013, which has been filed as an exhibit to a Current Report on Form 8-K filed by Citigroup Inc. on November 13, 2013, that the indenture has been duly authorized, executed and delivered by, and is a valid, binding and enforceable agreement of the trustee and that none of the terms of the Securities, nor the issuance and delivery of the Securities, nor the compliance by Citigroup Inc. with the terms of the Securities, will result in a violation of any provision of any instrument or agreement then binding upon Citigroup Inc. or any restriction imposed by any court or governmental body having jurisdiction over Citigroup Inc.

In the opinion of Michael J. Tarpley, Associate General Counsel–Capital Markets of Citigroup Inc., (i) the terms of the Securities offered by this pricing supplement have been duly established under the indenture and the Board of Directors (or a duly authorized committee thereof) of Citigroup Inc. has duly authorized the issuance and sale of such Securities and such authorization has not been modified or rescinded; (ii) Citigroup Inc. is validly existing and in good standing under the laws of the State of Delaware; (iii) the indenture has been duly authorized, executed, and delivered by Citigroup Inc.; and (iv) the execution and delivery of such indenture and of the Securities offered by this pricing supplement by Citigroup Inc., and the performance by Citigroup Inc. of its obligations thereunder, are within its corporate powers and do not contravene its certificate of incorporation or bylaws or other constitutive documents. This opinion is given as of the date of this pricing supplement and is limited to the General Corporation Law of the State of Delaware.

Michael J. Tarpley, or other internal attorneys with whom he has consulted, has examined and is familiar with originals, or copies certified or otherwise identified to his satisfaction, of such corporate records of Citigroup Inc., certificates or documents as he has deemed appropriate as a basis for the opinions expressed above. In such examination, he or such persons has assumed the legal capacity of all natural persons, the genuineness of all signatures (other than those of officers of Citigroup Inc.), the authenticity of all documents submitted to him or such persons as originals, the conformity to original documents of all documents submitted to him or such persons as certified or photostatic copies and the authenticity of the originals of such copies.

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